Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Brad Pogalz (952) 887-3753

Donaldson Declares Quarterly Cash Dividend

MINNEAPOLIS (Jan. 28, 2016) — Donaldson Company, Inc. (NYSE: DCI) today announced that its Board of Directors declared a regular cash dividend of 17 cents per share, payable March 2, 2016, to Shareholders of record as of February 16, 2016. The current declaration is the 242nd consecutive quarterly cash dividend paid by the Company over a time span of 60 years.

About Donaldson Company

Founded in 1915 and based in Bloomington, MN, Donaldson (NYSE: DCI) is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

###